                                                                     Exhibit 4.1


                          AMENDMENT TO RIGHTS AGREEMENT

          AMENDMENT, dated as of September 29, 1997 (this "AMENDMENT"), to the Rights Agreement, dated as of November 16, 1995 (the "RIGHTS AGREEMENT"), between NORTHWEST AIRLINES CORPORATION, a Delaware Corporation (the "COMPANY"), and NORWEST BANK MINNESOTA, N.A., a New York corporation (the "RIGHTS AGENT"). Capitalized terms used herein without definition shall have the meanings given to them in the Rights Agreement.


                              W I T N E S S E T H :


          WHEREAS, the Board of Directors of the Company has authorized and declared a dividend distribution of one Right for each share of Class A Common Stock and Class B Common Stock outstanding as of the close of business on November 27, 1995, each Right representing the right to purchase one one-hundredth (subject to adjustment) of a share of Preferred Stock, upon the terms and subject to the conditions set forth in the Rights Agreement;

          WHEREAS, the Rights remain issued and outstanding and the Rights Agreement remains in effect with respect thereto;

          WHEREAS, no Distribution Date, Redemption Date or Final Expiration Date has occurred;

          WHEREAS, the Company and Koninklijke Luchtvaart Maatschappij N.V. ("KLM") are entering into a Common Stock Repurchase Agreement, dated as of September 29, 1997 (the "COMMON STOCK REPURCHASE AGREEMENT"), pursuant to which, among other things, on the Initial Closing Date (as defined therein), the Company has agreed to purchase and KLM has agreed to sell 6,800,000 shares of Class A Common Stock, on the terms and conditions therein stated (the "INITIAL KLM REPURCHASE");

          WHEREAS, the Company, KLM, Bankers Trust New York Corporation ("BTNY"), Richard C. Blum & Associates - NWA Partners, L.P. ("BLUM") and the other parties named therein are entering into the Amendment, dated as of September 29, 1997 (the "STOCKHOLDERS' AMENDMENT"), to the Second Amended and Restated Investor Stockholders' Agreement, dated as of December 23, 1993 (as such agreement has been amended, supplemented or otherwise modified from time to time prior to the date hereof, the "STOCKHOLDERS' AGREEMENT"), pursuant to which, among other things, KLM will exercise its right to purchase, and will purchase, pursuant to Section 17 of the Stockholders' Agreement (as such Section is amended by the Stockholders' Amendment), (i) from Blum, 658,755 shares of Class A Common Stock and (ii) from BTNY, 2,635,020 shares of Class B Common Stock, in each case on the terms and conditions therein stated (the "BTNY/BLUM PURCHASE"); and

          WHEREAS, the Company desires to amend the Rights Agreement to provide that KLM shall be an Exempt Person for purposes of the Rights Agreement during the period commencing on KLM's purchase of Common Shares pursuant to the BTNY/Blum Purchase and ending on the consummation of KLM's sale of Common Shares pursuant to the KLM Initial Repurchase;

          WHEREAS, in accordance with Section 27 of the Rights Agreement, the Company has certified to the Rights Agent that this Amendment is in compliance with the Rights Agreement and has directed the appropriate officers of the Company to take all appropriate steps to execute and deliver this Amendment;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. AMENDMENTS TO RIGHTS AGREEMENTS. (a) Section 1(k) of the Rights Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

          "(k) 'Exempt Person' shall mean (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company or any entity or trustee holding Common Shares for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company or (iv) KLM, PROVIDED that KLM shall only be an Exempt Person during the period commencing on KLM's purchase of Common Shares pursuant to the BTNY/Blum Purchase and ending on the consummation of KLM's sale of Common Shares pursuant to the KLM Initial Repurchase."

          (b) ADDITIONS TO SECTION 1. The following Sections 1(u) through 1(w) shall be added to the Rights Agreement:

          "(u) 'BTNY/Blum Purchase' shall mean the purchase by KLM from Richard
     C. Blum & Associates - NWA Partners, L.P. ("Blum") of 658,755 shares of Class A Common Stock and from Bankers Trust New York Corporation ("BTNY") of 2,635,020 shares of Class B Common Stock pursuant to the Amendment, dated as of September 29, 1997 to the Second Amended and Restated Investor Stockholders' Agreement, dated as of December 23, 1993, among the Company, KLM, Blum, BTNY and the other parties named therein."

          "(v) 'Initial KLM Repurchase' shall mean the purchase by the Company from KLM of 6,800,000 shares of Class A Common Stock, on the Initial Closing Date, pursuant to (and as defined in) the Common Stock Repurchase Agreement, dated as of September 29, 1997, between the Company and KLM."

          "(w) 'KLM' shall mean Koninklijke Luchtvaart Maatschappij N.V., a Netherlands corporation."

          2. EFFECTIVENESS. This Amendment shall be deemed to be in force and effect immediately prior to the execution and delivery of each of the Common Stock Repurchase Agreement and the Stockholders' Amendment. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          3. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

          4. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                 NORTHWEST AIRLINES CORPORATION


                                 By: /s/ Douglas M. Steenland
                                     --------------------------------
                                         Douglas M. Steenland
                                         Senior Vice President,
                                         General Counsel &  Secretary


                                 NORWEST BANK MINNESOTA, N.A., as Rights Agent


                                 By: /s/ Ken Swanson
                                     ----------------------------------
                                     Ken Swanson
                                     Assistant Vice President